                                  EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                            THREE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,            MARCH 31,
                          --------------------------------  --------------------
                            1993       1994       1995        1995       1996
                          ---------  --------- -----------  ---------  ---------
Net income (loss).......  $(252,186) $ 431,459 $(1,008,768) $(436,174) $(400,893)
                          =========  ========= ===========  =========  =========
Common Stock:
  Shares outstanding
   from beginning of
   period...............   37,609.6   52,420.4    55,160.4   55,160.4   74,286.4
  Dilutive effect of
   stock issuances
   pursuant to SEC
   Rules................   25,323.9   25,323.9    25,323.9   25,323.9   11,897.9
  Pro-rata shares --
    stock issuance......    8,541.5    1,313.3     5,700.0    5,700.0        --
                          ---------  --------- -----------  ---------  ---------
Weighted average shares.   71,475.0   79,057.6    86,184.3   86,184.3   86,184.3
                          =========  ========= ===========  =========  =========
Net income (loss) per
 share..................  $   (3.53) $    5.46 $    (11.70) $   (5.06) $   (4.65)
                          =========  ========= ===========  =========  =========
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